UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2010

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	66-0323724
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 South River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.—Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement.  Effective January 12, 2010, Schawk, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, certain subsidiary borrowers of the Company, the financial institutions party thereto as lenders and JPMorgan Chase Bank, N.A., on behalf of itself and the other lenders as agent, in order to amend and restate that certain Credit Agreement, as amended, dated as of January 25, 2005, among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., on behalf of itself and the other lenders as agent, that was due to terminate on January 28, 2010.

The Credit Agreement provides for a two and one-half year secured, multicurrency revolving credit facility in the principal amount of $90 million (the “Facility”), including a $10 million swing-line loan subfacility and a $10 million subfacility for letters of credit.  The Company may, at its option and subject to certain conditions, increase the amount of the Facility by up to $10 million by obtaining one or more new commitments from new or existing lenders to fund such increase.  Immediately following the closing of the Facility, there was approximately $15 million outstanding under the Facility.  Loans under the facility generally bear interest at a rate of LIBOR plus a margin that varies with the Company’s cash flow leverage ratio, in addition to applicable commitment fees, with a maximum rate of LIBOR plus 350 basis points.  Loans under the Facility are not subject to a minimum LIBOR floor.  At closing, the applicable margin was 300 basis points.

Borrowings under the Facility will be used for general corporate purposes, such as working capital and capital expenditures.  Additionally, together with anticipated cash generated from operations, the unutilized portion of the Facility is expected to be available to provide financing flexibility and support in the funding of principal payments due in 2010 and succeeding years on the Company’s other long-term debt obligations.

Outstanding obligations due under the Facility (and under the outstanding senior notes issued under the note purchase agreements referenced below) continue to be secured through security interests in and liens on substantially all of the Company’s and its domestic subsidiaries’ current and future personal property and on 100% of the capital stock of the Company’s existing and future domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries.

The Credit Agreement contains certain customary affirmative and negative covenants and events of default.  Under the terms of the Credit Agreement, permitted capital expenditures are restricted to not more than $18.5 million per fiscal year, or $40 million over the term of the Facility, and dividends, stock repurchases and other restricted payments are limited to $5 million per fiscal year.  Other covenants include, among other things, restrictions on the Company’s and in certain cases its subsidiaries’ ability to incur additional indebtedness; dispose of assets; create or permit liens on assets; make loans, advances or other investments; incur certain guarantee obligations; engage in mergers, consolidations or acquisitions, other than those meeting the requirements of the Credit Agreement; engage in certain transactions with affiliates; engage in sale/leaseback transactions; and engage in certain hedging arrangements.  Section 7.4 of the Credit Agreement also requires compliance with specified financial ratios and tests, including a minimum fixed charge coverage ratio, a maximum cash flow ratio and a minimum consolidated net worth requirement.

Amendments to Note Purchase Agreements. Concurrently with its entry into the Credit Agreement, on January 12, 2010, the Company entered into the Second Amendment to Note Purchase and Private Shelf Agreement, dated as of January 28, 2005, with the noteholders party thereto (the “Prudential Note Amendment”) and the Third Amendment to Note Purchase Agreement, dated as of December 23, 2003, with the noteholders party thereto (the “Mass Mutual Note Amendment” and together with the Prudential Note Amendment, the “Note Purchase Agreement Amendments”). The Note Purchase

Agreement Amendments amend certain financial and other covenants in the note purchase agreements so that such financial and other covenants are the same or substantially equivalent to covenants under the Credit Agreement described above.

The foregoing summaries of the principal provisions of the Credit Agreement and the Note Purchase Agreement Amendments do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, the Prudential Note Amendment and the Mass Mutual Note Amendment, which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 2.03.—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Agreement contained in Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 9.01—Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1—	Amended and Restated Credit Agreement dated as of January 12, 2010

Exhibit 10.2—	Second Amendment to Note Purchase and Private Shelf Agreement dated as of January 12, 2010

Exhibit 10.3—	Third Amendment to Note Purchase Agreement dated as of January 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: January 13, 2010	By:	/s/Timothy J. Cunningham
Timothy J. Cunningham
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
10.1	Amended and Restated Credit Agreement dated as of January 12, 2010
10.2	Second Amendment to Note Purchase and Private Shelf Agreement dated as of January 12, 2010
10.3	Third Amendment to Note Purchase Agreement dated as of January 12, 2010